Exhibit 10.18

                                     March 9, 2007

Mr. James D. Fay

Dear J. D.,

On behalf of the shareholders of NeoPhotonics Corporation, I am pleased to extend to you this offer to join our company. NeoPhotonics holds core technologies that are enabling us to build a truly innovative and remarkable business and your role will be a critical one in insuring its success. This letter is a formal offer to you to join NeoPhotonics Corporation as Vice President of Legal Affairs and General Counsel, reporting to me as CEO.

In your role as Vice President of Legal Affairs and General Counsel, your responsibilities will be to manage the provision of legal services, policies, programs and actions for the entire company and in all locations. In this role you will be responsible for selecting and managing outside counsel, managing litigation, and managing the execution of corporate legal strategies and legal affairs, opinions, negotiations and solicitations, plus agreements and contracts. You will supervise the actions of external legal firms in the company’s legal activities and counsel company executives in applicable legal strategies and actions, while managing internal legal processes for these functions and actions. If required, you would also be expected to provide guidance and support for litigation activities. Inshort, you will have general responsibility for managing all legal activities undertaken by the company. As our company examines public listing opportunities, we expect you to take a leading role in such actions.

In addition, you will have overall responsibility for the company’s intellectual property (IP) legal strategy, including manage the execution of the company’s more than 170 patents and applications, plus trademarks, licenses and royalty agreements; plus internal actions in support of such IP activities, including legal management of outside patent counsel, counseling executives on patent developments, plus ongoing training of the company in deploying IP as part of our business strategy.

You will immediately be one of eight executives in the global Executive Committee, responsible for company strategy, direction and coordination of the company’s global strategy, direction and execution. Your organizational responsibilities will regularly include NeoPhotonics Corporation, plus China subsidiary NeoPhotonics (China) Co., Ltd., and its subsidiaries (Shenzhen) Photon Broadband Technology Co., Ltd. and (Shenzhen) Archcom Technology Co., Ltd. (JV), as well as shareholding entities in Hong Kong and the British Virgin Islands. In this role, it is expected that your responsibilities may require occasional travel, including visits to our facility in China as well as to counsel in Hong Kong and China. Of course, responsibilities and breadth of your assignment will positively reflect both your own initiative and the company’s needs.

Your compensation will be based on both a base salary plus annual bonus pay based on company performance. Your initial base salary will be $240,000 per year and will be reviewed and adjusted periodically depending upon your performance (pay reviews are generally held in January). As a senior company officer, you will be eligible for annual variable pay as set by the company’s Board of Directors; and for 2006 your variable pay will not be less than $30,000.

NeoPhotonics Corporation     2911 Zanker Road, San Jose, CA 95134 USA     Tel: 408-232-9200     Fax: 408-456-2971      www.neophotonics.com

In addition to the above, you will receive an incentive stock option (ISO) to purchase 600,000 shares of common stock, vesting 25% on the date one year from the date on which you commence employment, and thereafter vesting 1/48 per month. As a Company executive and in accordance with the 2004 NeoPhotonics Stock Option Plan, should there be a change of control of the company that results in you not being retained in a comparable position, then vesting of your stock options will accelerate by one year. Your stock grant is subject to Board approval, which would be done by consent upon your joining given that the next scheduled Board meeting is in May, 2007.

It is our intention to provide you with certain severance benefits should your employment with the Company terminate under certain circumstances. Such benefits are intended to provide you with enhanced financial security and with sufficient incentive and encouragement for to remain with the Company. In conjunction with your joining NeoPhotonics, the company is prepared to enter into the attached Severance Agreement. Your Severance Agreement is subject to Board approval.

We look forward to a long, productive, and enjoyable working relationship. As an at-will employer, however, you have the right to terminate your employment with NeoPhotonics at any time and for any reason whatsoever simply by notifying the Company. NeoPhotonics, likewise, has the same right. This at-will employment relationship cannot be changed except in a writing signed by the appropriate Company officer.

The details of our benefit plans and our terms of employment are specified in our Employee Resource Manual, which is available for your review at any time. As a NeoPhotonics employee, you will be expected to abide by Company rules and regulations and acknowledge in writing that you have read the Company’s Employee Resource Manual. As an employee of the Company, you agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. Refer to the company’s Employee Resource Manual for additional information regarding applicable company policies.

As an employee of NeoPhotonics, you will be required to execute NeoPhotonics’ Proprietary Information Agreement. This letter will confirm your representations to us that:

(i)	You are not a party to any employment agreement or other contract or arrangement that prohibits your full time employment with NeoPhotonics,
(ii)	You will not disclose any trade secret or confidential information to any third party to NeoPhotonics, and
(iii)	You do not know of any conflict that would restrict your employment with NeoPhotonics.

NeoPhotonics Corporation     2911 Zanker Road, San Jose, CA 95134 USA     Tel: 408-232-9200     Fax: 408-456-2971      www.neophotonics.com

We are very excited about the prospect of you joining the NeoPhotonics team and we look forward to an enduring and rewarding relationship. J. D., we are convinced that your experience, professional knowledge, talents, skills and energy are an excellent match with NeoPhotonics. I believe that NeoPhotonics offers you a unique, challenging and potentially rewarding opportunity for personal, intellectual and professional growth.

Yours very sincerely,
NeoPhotonics Corporation

/s/ Timothy S. Jenks

Timothy S. Jenks
President & CEO

NeoPhotonics Corporation     2911 Zanker Road, San Jose, CA 95134 USA     Tel: 408-232-9200     Fax: 408-456-2971      www.neophotonics.com

Mr. J. D. Fay

Vice President of Legal Affairs and General Counsel

Offer Letter dated March 9, 2007

/s/ James D. Fay	Monday, May 7, 2007
Accepted: J. D. Fay	Anticipated date to begin employment

April 5, 2007
Date

NeoPhotonics Corporation     2911 Zanker Road, San Jose, CA 95134 USA     Tel: 408-232-9200     Fax: 408-456-2971      www.neophotonics.com